Exhibit 5.1

Howard Groedel Partner
DIRECT	216.583.7118
DIRECT FAX	216.583.7119
EMAIL	hgroedel@ulmer.com

August 23, 2021

Board of Directors

Vitality Biopharma, Inc.

1901 Avenue of the Stars, 2nd floor

Los Angeles, CA 90067

Re:	Vitality Biopharma, Inc.
Registration Statement on Form S-1

Gentlemen:

We have been engaged by Vitality Biopharma, Inc. (the “Company”) to render our opinion respecting the legality of certain securities to be offered and sold pursuant to the registration statement on Form S-1 filed by the Company with the U.S. Securities and Exchange Commission (the “Registration Statement”). Capitalized terms used but not defined herein have the same meanings as set forth in the Registration Statement.

In connection with this engagement, we have examined the following:

     (1) the articles of incorporation of the Company, as amended as of the date hereof and as included in the exhibits to the Registration Statement;

     (2) the bylaws of the Company, as amended as of the date hereof and as included in the exhibits to the Registration Statement;

     (3) the Registration Statement, including the financial statements of the Company included therein; and

     (4) minutes of meetings of the Company’s board of directors or written consents of the Company’s board of directors in lieu thereof.

We have examined such other corporate records and documents and have made such other examination as we deemed relevant. In rendering this opinion, we have assumed: (i) the genuineness of all signatures on all documents not executed in our presence; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to authentic original documents of all documents submitted to us as certified or conformed copies; and (iv) the truth, correctness, accuracy, and completeness of the corporate minute books, stockholder records, and similar information furnished to us, and on which we have relied. No factual matter or assumption on which our opinion is based is, to our knowledge, false in any respect as it relates to the opinion below.

1660 West 2nd Street	FIRM	216.583.7000	FAX	216.583.7001
Suite 1100 Cleveland,
OH 44113-1406

August 23, 2021

Based upon the above examination, in our opinion, the Common Stock to be sold pursuant to the Registration Statement will be, upon its issuance in accordance with the terms set forth in the Registration Statement, legally issued, fully paid, and non-assessable under Nevada laws.

This firm consents to being named in the Prospectus included in the Registration Statement under “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is rendered to you for use solely in connection with the Registration Statement and the consummation of the transactions contemplated therein. This opinion may not be relied on by any other person or used for any other purpose, without the express written consent of the undersigned.

Very truly yours,

/s/ Ulmer & Berne LLP
Ulmer & Berne LLP